EXHIBIT 99.1
INVESTOR RELATIONS CONTACT:
Julie Pierce
Director of SEC Reporting, StarTek, Inc.
303-262-4587
julie.pierce@startek.com
StarTek, Inc. Reports Third Quarter 2008 Results
Year to Date Revenue Increases 11.0%, Site Expansion Continues
DENVER — October 30, 2008 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the third quarter ended September 30, 2008. The Company reported strong quarterly and nine month revenue increases, growing 9.3% and 11.0% respectively, compared to the same periods of 2007. The Company successfully opened two new contact centers during the quarter, one in Jonesboro, Arkansas, and the second in Makati City, Manila in the Philippines. The new site openings strategically expanded StarTek’s delivery platform though negatively impacted current quarter utilization and profitability. The Company reported a net loss of $0.13 per share, compared to earnings of $0.03 per share in the same quarter in 2007. The current loss includes a restructuring charge, an investment portfolio loss, and a loss from discontinued operations. Excluding these three items, the net loss was $0.07 per share.
Summary of Financial Results
StarTek reported third quarter 2008 revenue of $69.1 million, a 9.3% increase compared to $63.2 million in the third quarter of 2007. For the first nine months of 2008, revenue increased 11.0% to $199.4 million, up from $179.6 million in 2007. The strong revenue growth reflects a healthy demand environment and execution of the Company’s new site expansion strategy. Revenue also grew 5.2% compared to the second quarter of 2008, despite the Company’s decision to close its Big Spring, Texas facility in August of 2008.
Gross profit as a percentage of revenue declined to 12.0% in the third quarter of 2008, compared to 16.3% in the third quarter of 2007, and 12.8% in the second quarter of 2008. The loss of a client in the first quarter of this year, and lower capacity utilization associated with the Company’s launch and initial ramp of new sites accounted for the majority of the gross margin declines.
SG&A expenses totaled $10.2 million, and were flat compared to the second quarter of 2008, despite incremental new site launch costs. The Company reported a third quarter 2008 net loss of $1.9 million, compared to income of $0.4 million for the third quarter of 2007.
The quarterly net loss included a $0.3 million restructuring charge associated with the closure of the Company’s Big Spring, Texas facility and a $0.4 million charge against a Lehman Brothers senior subordinated debenture held in the Company’s investment portfolio. The Company also fully reserved a note receivable related to the 2005 sale of its supply chain division, resulting in a net loss from discontinued operations of $0.5 million, or $0.03 per share. Absent these three items, the Company’s net loss would have been $0.07 per share.

Despite the net loss, the Company generated cash from operating activities during the current quarter of $9.3 million, and as of September 30, 2008, held $30.7 million in cash and investments with $8.3 million of total debt.
For further detailed information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (www.startek.com).
Q3 Accomplishments
The Company continues to execute on its strategy and during the quarter:
•	Successfully launched its Jonesboro and Manila sites

•	Continued to ramp its Mansfield, Ohio site launched in March 2008

•	Secured add on business with two existing clients

•	Improved gross margins in several U.S. sites

•	Increased capacity utilization in existing U.S. sites

•	Restructured and added to the sales organization
The Company continues to experience healthy demand from its existing clients in the communications industry and its balance sheet remains strong. However, given the uncertain overall economic climate, the Company intends to control future capital expenditures and SG&A investments and concentrate on generating cash from an expanded delivery platform.
“We are pleased with our top line revenue growth, and with the progress of our site expansion and site optimization strategic initiatives,” said Larry Jones, President and CEO. “During the quarter we successfully launched our Jonesboro and Manila sites and improved gross margins in our established U.S. locations. With our 2008 site expansion strategy substantially complete, our focus is now on increasing capacity utilization and cash flow and returning to profitability,” concluded Jones.
Conference Call and Webcast Details
StarTek will host a conference call today, October 30, 2008, to discuss the third quarter 2008 financial results at 9:00 a.m. MDT (11:00 a.m. EDT). To participate in the teleconference, please call toll-free 866-831-5605 (or 617-213-8851 for international callers) and enter “54552045”. You may also listen to the teleconference live via the Internet at www.startek.com.
For those that cannot access the live broadcast, a replay will be available by dialing toll-free 888-286-8010 (or 617-801-6888 for international callers) and enter “61226610” from October 30, 2008 at 11:00 a.m. MDT through November 6, 2008. The replay will also be available at www.startek.com.
About StarTek
StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 21 operational facilities. For more information visit the Company’s website at www.StarTek.com or contact us at 800-541-1130.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to delay in the supply of materials, construction of improvements, or obtaining permits and licenses, trend of communications companies to out-source non-core services, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel, lack of success of our clients’ products or services, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, lack of a significant international presence, geopolitical military conditions, interruption to our business, and increasing costs of or interruptions in telephone and data services. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$69,056	$63,169	$199,420	$179,648
Cost of services	60,761	52,853	173,128	151,885

Gross profit	8,295	10,316	26,292	27,763
Selling, general and administrative expenses	10,205	9,693	30,522	28,125
Impairment losses and restructuring charges	346	1,032	5,954	4,050

Operating loss	(2,256)	(409)	(10,184)	(4,412)
Net interest and other (expense) income	(304)	232	96	563

Loss from continuing operations before income taxes	(2,560)	(177)	(10,088)	(3,849)
Income tax benefit	(1,111)	(548)	(3,789)	(588)

Net (loss) income from continuing operations	(1,449)	371	(6,299)	(3,261)
Loss from discontinued operations, net of tax	(461)	—	(461)	—

Net (loss) income	$(1,910)	$371	$(6,760)	$(3,261)

Basic net (loss) income per share from:
Continuing operations	$(0.10)	$0.03	$(0.43)	$(0.22)
Discontinued operations	(0.03)	—	(0.03)	—

Net (loss) income	$(0.13)	$0.03	$(0.46)	$(0.22)

Diluted net (loss) income per share from:
Continuing operations	$(0.10)	$0.03	$(0.43)	$(0.22)
Discontinued operations	(0.03)	—	(0.03)	—

Net (loss) income	$(0.13)	$0.03	$(0.46)	$(0.22)

Weighted average shares outstanding
Basic	14,708	14,696	14,706	14,696
Diluted	14,708	14,697	14,706	14,696

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	As of
	September 30, 2008	December 31, 2007

ASSETS

Current assets:
Cash, cash equivalents and investments	$30,690	$39,375
Trade accounts receivable	47,041	48,887
Other current assets	7,626	4,910

Total current assets	85,357	93,172
Property, plant and equipment, net	62,421	57,532
Other assets	6,790	4,754

Total assets	$154,568	$155,458

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$30,418	$23,008
Current portion of long-term debt	3,607	3,975

Total current liabilities	34,025	26,983
Long-term debt, less current portion	4,678	7,380
Other liabilities	4,912	2,881

Total liabilities	43,615	37,244
Stockholders’ equity	110,953	118,214

Total liabilities and stockholders’ equity	$154,568	$155,458

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating Activities
Net (loss) income	$(1,910)	$371	$(6,760)	$(3,261)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	4,388	4,295	13,473	12,724
Impairment losses	—	565	4,070	3,583
Non-cash compensation cost	440	227	1,054	760
Realized loss on investments available for sale	437	—	437	—
Changes in operating assets & liabilities and other, net	5,900	(10,044)	6,574	(5,535)

Net cash provided by (used in) operating activities	9,255	(4,586)	18,848	8,271

Investing Activities
Proceeds from (purchases of) investments available for sale, net	2,275	266	845	(10,362)
Purchases of property, plant and equipment	(10,231)	(4,464)	(22,964)	(10,605)

Net cash used in investing activities	(7,956)	(4,198)	(22,119)	(20,967)

Financing Activities
Principal payments on borrowings	(863)	(1,475)	(3,042)	(4,191)
Other financing, net	84	—	59	—

Net cash used in financing activities	(779)	(1,475)	(2,983)	(4,191)
Effect of exchange rate changes on cash	(249)	183	(819)	507

Net increase (decrease) in cash and cash equivalents	271	(10,076)	(7,073)	(16,380)
Cash and cash equivalents (not including investments) at beginning of period	15,682	27,133	23,026	33,437

Cash and cash equivalents (not including investments) at end of period	$15,953	$17,057	$15,953	$17,057

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands)
(unaudited)
Non-GAAP Financial Measures
The information presented in this press release reports net loss per share excluding restructuring charges, an investment portfolio loss and a loss from discontinued operations. The following table provides a reconciliation of adjusted net loss to net loss calculated in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of the restructuring charges, investment portfolio loss and loss from discontinued operations on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.
Three Months Ended September 30, 2008

	Three Months Ended September 30, 2008
	GAAP		Adj.		Non- GAAP
Revenue	$69,056				$69,056
Cost of services	60,761				60,761

Gross profit	8,295				8,295
Gross margin	12.0%				12.0%

Selling, general & administrative expenses	10,205				10,205
Restructuring charges	346		(346	)(a)	—

Operating loss	(2,256)				(1,910)
Net interest and other (expense) income	(304)		437	(b)	133

Loss from continuing operations before income taxes	(2,560)				(1,777)
Income tax (benefit) expense	(1,111)		295	(c)	(816)

Net loss from continuing operations	(1,449)				(961)
Loss from discontinued operations, net of tax	(461	) (d)			—

Net loss	$(1,910)				$(961)

Net loss per share	$(0.13)				$(0.07)

(a)	Adjustment to subtract restructuring charges

(b)	Adjustment to subtract the charge against a Lehman Brothers senior subordinated debenture held in the Company’s investment portfolio

(c)	Adjustment to reflect the associated tax effect of the restructuring charges and investment portfolio loss

(d)	Reflects reserve for note receivable related to the 2005 sale of the Company’s supply chain management division